PRESS RELEASE

FOR IMMEDIATE RELEASE


WYOMING OIL & MINERALS, INC. ANNOUNCES NEW BOARD AND REVERSE SPLIT

Cheyenne, Wyoming
Date: February 8, 2000
Contact Information: Jack C. Bradley, Jr. 307-234-9638

Wyoming Oil & Minerals, Inc. (OTCBB: WYOM), a Casper,Wyoming-based oil and gas exploration and production company, announced today that it held its annual shareholders' meeting on February 2, 2000 in Cheyenne, Wyoming. At the meeting, four new directors were elected, one current director was re-elected, and two other matters were approved. The shareholders elected Michael D. Herman, Gerard Laheney, Frederick L. Joutz and Ray Mason, and re-elected Jack
C. Bradley, Jr., as directors. The shareholders also approved a 1-for-100 reverse split of the company's common stock, which will be effectuated on February 18, 2000. Also approved was the authorization of two million shares of "blank check" preferred stock. The Company also announced the election of Jack C. Bradley, Jr. as President and Michael D. Herman as Chief Executive Officer, Treasurer, and Secretary. Mr. Herman was also named Chairman of the Board.

The directors hope to use preferred stock, common stock, and bank lines of credit to obtain funding which will allow the company to fully realize the potential of the company's currently-owned oil and gas leasehold interests, as well as to undertake acquisitions of other oil and gas leasehold interests. The new Board plans to immediately undertake a capital investment program and acquisition strategy with the long-term goal of returning the company to profitability and thereby increasing value to the company's shareholders. Said Michael D. Herman, Chairman, "It is an exciting time in the oil and gas industry, and with the reverse split, the new Board and the availability of preferred stock, we believe that Wyoming Oil & Minerals, Inc. will be able to take advantage of current market conditions and business opportunities in a manner most beneficial to our shareholders."

Information contained in this news release other than historical information should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of the company involve risks of competition, changing market conditions, uncertainty of oil and gas reserve estimates and numerous other factors discussed in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those in any forward-looking statements.